Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

INTERVEST BANCSHARES CORPORATION

Intervest Bancshares Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of said Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended to increase the number of shares of Class A Common Stock the Corporation is authorized to issue from 12,000,000 shares to 62,000,000 shares. Paragraph 4.(a) of the Certificate of Incorporation is hereby amended to read as follows:

4.(a) The Corporation is authorized to issue three classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”), Class A Common Stock (“Class A Common Stock”) and Class B Common Stock (“Class B Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty-three Million (63,000,000). The total number shares of Preferred Stock this Corporation shall have authority to issue is Three Hundred Thousand (300,000). The total number of shares of Class A Common Stock this Corporation shall have authority to issue is Sixty-two Million (62,000,000). The total number of shares of Class B Common Stock this Corporation shall have authority to issue is Seven Hundred Thousand (700,000). All of the shares of capital stock shall have a par value of $1.00 per share.

SECOND: That thereafter, the annual meeting of the shareholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, hereby executes this Certificate of Amendment this 26th day of May, 2010.

/S/ LOWELL S. DANSKER
Lowell S. Dansker, President